Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of CorVel Corporation of our report dated June 11, 2015, relating to our audits of the consolidated financial statements of CorVel Corporation as of March 31, 2014 and 2015, and for each of the years ended March 31, 2013, 2014 and 2015, included in CorVel Corporation’s Annual Report on Form 10-K for the year ended March 31, 2015. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ HASKELL AND WHITE LLP

Irvine, California
February 4, 2016